EXHIBIT 16.1

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]



May 22, 1998


Mr. Raymond J. Miller
Vice President and Chief Financial Officer
Weiner's Stores, Inc.
6005 Westview Drive
Houston, Texas 77055

Dear Mr. Miller:

This is to confirm that the client-auditor relationship between Weiner's Stores, Inc. (Commission File No. 0-23671) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ Deloitte & Touche LLP


cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 9-5
         450 5th Street, N.W.
         Washington, D.C. 20549

         Mr. Herbert R. Douglas, President and Chief Executive Officer Mr. Gasper Mir, Chairman of the Audit Committee



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